Exhibit 99.1

FOR IMMEDIATE RELEASE

Ironwood Pharmaceuticals Provides

Third Quarter 2016 Investor Update

– Ironwood revenue increased 67% to $66 million in 3Q 2016 over 3Q 2015 –

– Linzess® (linaclotide) U.S. net sales increased 40% to $164 million in 3Q 2016 over 3Q 2015; net profit for the brand increased 128% to $82 million in same period –

– Zurampic® (lesinurad) launched in October 2016; Ironwood salesforce now bringing three products to primary care physicians –

CAMBRIDGE, Mass., November 3, 2016 — Ironwood Pharmaceuticals, Inc. (NASDAQ: IRWD), a commercial biotechnology company, today provided an update on its third quarter 2016 results and recent business activities.

“Ironwood demonstrated outstanding third quarter performance, including a 67% increase in revenue year-over-year driven by strong growth in LINZESS demand. With the launch of ZURAMPIC, our salesforce is now bringing three products for chronic, debilitating conditions to roughly 30,000 of the highest prescribing primary care physicians in the U.S.,” said Peter Hecht, chief executive officer of Ironwood. “Over the coming year, we expect continued revenue and prescription growth and a number of value-creating milestones, including three additional commercial launches and at least three Phase II data readouts from our pipeline. We remain on track to deliver positive cash flow beginning in 2018 and believe our continued execution and financial discipline will provide the opportunity for sustained revenue growth and shareholder returns.”

Third Quarter 2016 and Recent Highlights

Irritable Bowel Syndrome with Constipation (IBS-C) / Chronic Idiopathic Constipation (CIC) Franchise

•                 LINZESS. U.S. net sales, as provided by Ironwood’s U.S. collaboration partner Allergan plc, were $164.4 million in the third quarter of 2016, a 40% increase compared to the third quarter of 2015. Ironwood and Allergan share equally in brand collaboration profits or losses.

–                Approximately 700,000 total LINZESS prescriptions were filled in the third quarter of 2016, a 26% increase compared to the third quarter of 2015, according to IMS Health.

–                Net profit for the LINZESS U.S. brand collaboration, including commercial and research and development (R&D) expenses, was $81.5 million in the third quarter of 2016, a 128% increase compared to the third quarter of 2015. LINZESS commercial margin was 61% in the third quarter of 2016, compared to 44% in the third quarter of 2015.

–                Ironwood and Allergan expect to launch a 72 mcg dose of linaclotide in early 2017 that, if approved by the Food and Drug Administration (FDA), could increase physician prescribing of LINZESS among the estimated 35 million adult CIC patients.

•                 Linaclotide Colonic Release. Ironwood and Allergan expect data from the Phase IIb clinical trial later this year. Linaclotide colonic release is a second-generation guanylate cyclase-C (GC-C) agonist product candidate that, if approved by the FDA, has the potential to provide better symptom improvement, including improved abdominal pain relief in adult IBS-C patients, to expand the IBS-C and CIC markets, and to extend patent protection for linaclotide to the mid-2030s.

•                 In October 2016, Ironwood and Allergan received Paragraph IV certification notice letters regarding Abbreviated New Drug Applications (ANDAs) submitted to the FDA by generic drug manufacturers seeking approval to manufacture, use and sell generic versions of LINZESS. One of the ANDAs was submitted to the FDA by Teva Pharmaceuticals USA, Inc. (Teva). Teva contends that the U.S. patents for LINZESS listed in the FDA’s Approved Drugs Product with Therapeutic Equivalence Evaluations list, commonly known as the Orange Book, are invalid, unenforceable and/or would not be infringed by Teva’s manufacture, use or sale of a generic version of LINZESS.  Ironwood and Allergan are evaluating filing patent infringement suits against such generic drug manufacturers. Filing of a patent infringement suit would trigger a 30-month stay of any approval of the subject ANDA that will not expire until 2020, unless the court earlier decides that the relevant patents are invalid, unenforceable and/or not infringed. LINZESS is currently covered by nine patents listed in the Orange Book, which expire between 2024 and 2031.

Uncontrolled Gout Franchise

•                 ZURAMPIC. In October 2016, Ironwood’s clinical sales specialists began promoting ZURAMPIC for the treatment of hyperuricemia in patients with uncontrolled gout who are already taking a xanthine oxidase inhibitor (XOI), such as allopurinol or Uloric® (febuxostat). Gout is a form of inflammatory arthritis caused by an underlying metabolic disorder, hyperuricemia – or high levels of uric acid in the blood. An estimated two million patients in the U.S. suffer from uncontrolled gout in which traditional first-line XOI treatment alone is not sufficient to achieve target serum uric acid (sUA) levels. ZURAMPIC is not recommended for the treatment of asymptomatic hyperuricemia and should not be used as monotherapy.

•                 Lesinurad-allopurinol fixed-dose combination product. A New Drug Application (NDA) for the fixed-dose combination of lesinurad and allopurinol was submitted in October 2016 for review by the FDA. If approved, Ironwood expects to launch the fixed-dose combination product by late 2017.

Refractory Gastroesophageal Reflux Disease (rGERD) Franchise

•                 IW-3718. Ironwood continues to enroll patients in a dose-ranging Phase IIb clinical trial of IW-3718, a wholly-owned asset being studied as a potential treatment of rGERD. IW-3718 is a novel, investigational gastric retentive formulation of a bile acid sequestrant designed to work with a proton pump inhibitor (PPI) to reduce the detrimental effects of bile and acid on the esophagus. An estimated 10 million people in the U.S. suffer from rGERD and continue to experience heartburn symptoms despite treatment with PPIs.

Vascular and Fibrotic Franchise

•                 IW-1973. Ironwood initiated a Phase IIa open-label, placebo-controlled study in patients with Type 2 diabetes and hypertension. This study is designed to explore the tolerability, pharmacokinetic and pharmacodynamic effects of IW-1973 across multiple doses, as well as to explore its effects on biomarkers. Data from this study are expected in the first quarter of 2017.

•                 IW-1701. Data from the IW-1701 Phase Ib multiple ascending dose study are expected by year-end. Ironwood initiated a Phase IIa randomized, double-blind, placebo-controlled single-dose study of IW-1701 designed to evaluate its safety, tolerability, pharmacokinetics and pharmacodynamics in patients with Type II achalasia. Data from this study are expected in 2017.

Global Collaborations and Partnerships

•                 Linaclotide is currently under review by the Pharmaceuticals and Medical Devices Agency (PMDA) in Japan for potential approval for the treatment of adult patients with IBS-C. Under the terms of Ironwood’s license agreement with Astellas Pharma Inc., Ironwood will earn a $15 million development milestone payment upon approval of linaclotide by the PMDA.

–                Astellas continues to enroll patients in the Phase III clinical trial of linaclotide in Japan for adults with chronic constipation.

•                 Ironwood continues co-promoting Allergan’s VIBERZI™ (eluxadoline) in the U.S. for adults suffering from IBS with diarrhea.

•                 Ironwood and Exact Sciences Corp. terminated their agreement for the U.S. co-promotion of Cologuard®, a noninvasive stool DNA screening test for colorectal cancer.

Corporate and Financials

•                 Collaborative Arrangements Revenue.

–                Collaborative arrangements revenue was $66.1 million in the third quarter of 2016, compared to $39.6 million in the third quarter of 2015. Included in collaborative arrangements revenue was $60.0 million associated with Ironwood’s share of the net profits from the sales of LINZESS in the U.S., up from $34.8 million in the third quarter of 2015.

•                 Operating Expenses

–                Operating expenses were $94.4 million in the third quarter of 2016, compared to $65.8 million in the third quarter of 2015. Operating expenses in the third quarter of 2016 consisted of $37.5 million in R&D expenses and $45.0 million in selling, general and administrative (SG&A) expenses, as well as $3.2 million in acquired intangible asset amortization expenses and an $8.7 million loss on fair value remeasurement of contingent consideration resulting from Ironwood’s U.S. licensing agreement with AstraZeneca for the exclusive rights to all products containing lesinurad.

•                 Other Expense

–                Interest Expense. Net interest expense was $9.5 million in the third quarter of 2016, in connection with the $175 million Linaclotide PhaRMA 11% Note debt financing executed in January 2013 and the approximately $336 million convertible debt financing executed in June 2015 and due in 2022. Interest expense recorded in the third quarter of 2016 includes $6.0 million in cash expense and $3.8 million in non-cash expense. Both the cash and non-cash components of the 2022 convertible notes are recorded quarterly.

▪                 In September 2016, Ironwood closed a $150 million debt refinancing with an annual interest rate of 8.375%. The transaction is expected to fund on January 5, 2017, with the net proceeds from this transaction being used to redeem the remaining principal balance of the existing PhaRMA Notes.

–                Gain/Loss on Derivatives. Ironwood records a gain/loss on derivatives related to the change in fair value of the convertible note hedges and note hedge warrants issued in connection with the convertible debt financing in June 2015. A gain on derivatives of $4.5 million was recorded in the third quarter of 2016.

•                 Net Loss

–                GAAP net loss was $33.2 million, or $0.23 per share, in the third quarter of 2016, compared to $47.4 million, or $0.33 per share, in the third quarter of 2015.

–                Non-GAAP net loss was $25.9 million, or $0.18 per share, in the third quarter of 2016, compared to $36.1 million, or $0.25 per share, in the third quarter of 2015. Non-GAAP net loss excludes the impact of mark-to-market adjustments on the derivatives related to Ironwood’s convertible debt, as well as the amortization of acquired intangible assets and the fair value remeasurement of contingent consideration related to Ironwood’s U.S. lesinurad license. See Non-GAAP Financial Measures below.

•                 Cash Position

–                Ironwood ended the third quarter of 2016 with $320 million of cash, cash equivalents and available-for-sale securities, a decrease of $5 million from the end of the second quarter of 2016. Cash used in operations was $645,000 in the third quarter of 2016.

•                 2016 Financial Guidance.

–                Ironwood now expects to use less than $50 million in cash for operations in 2016, down from previous guidance of less than $70 million.

–                Ironwood continues to expect:

▪                 R&D expenses to be within a range of $140 million to $150 million,

▪                 SG&A expenses to be within a range of $170 million to $180 million,

▪                 amortization of intangible assets to be $8 million (not applicable prior to the U.S.  lesinurad license), and

▪                 combined Allergan and Ironwood total 2016 LINZESS marketing and sales expenses to be in the mid to higher end of $230 million to $260 million.

Non-GAAP Financial Measures

The company presents non-GAAP net loss and non-GAAP net loss per share to exclude the impact of net gains and losses on the derivatives related to our convertible notes that are required to be marked-to-market, as well as the amortization of acquired intangible assets and the fair value remeasurement of contingent consideration associated with Ironwood’s U.S. licensing agreement with AstraZeneca for the exclusive rights to all products containing lesinurad. The derivative gains and losses may be highly variable, difficult to predict and of a size that could have a substantial impact on the company’s reported results of operations in any given period. The acquired intangible assets are valued at the time of acquisition and are amortized over their estimated economic useful life, and management believes excluding the amortization of acquired intangible assets provides more consistency with the treatment of internally developed intangible assets for which research and development costs were previously expensed.  The contingent consideration balance is remeasured each reporting period, and the resulting change in fair value impacts the company’s reported results of operations. The changes in the fair value remeasurement of contingent consideration do not correlate to the company’s actual cash payment obligations in the relevant period. The company has presented non-GAAP net loss and non-GAAP net loss per share in prior calendar quarters, and this is the first calendar quarter in which the company has contingent consideration that is excluded from such non-GAAP financial measures. Management believes this non-GAAP information is useful for investors, taken in conjunction with Ironwood’s GAAP financial statements, because it provides greater transparency and period-over-period comparability with respect to Ironwood’s operating performance. These measures are also used by management to assess the performance of the business. Investors should consider these non-GAAP measures only as a supplement to, not as a substitute for or as superior to, measures of financial performance prepared in accordance with GAAP. In addition, these non-GAAP financial measures are unlikely to be comparable with non-GAAP information provided by other companies. For a reconciliation of these non-GAAP financial measures to the most comparable GAAP measures, please refer to the table at the end of this press release.

Conference Call Information

Ironwood will host a conference call and webcast at 8:30 a.m. Eastern Time, on Thursday, November 3, to discuss its third quarter of 2016 results and recent business activities. Individuals interested in participating in the call should dial (877) 643-7155 (U.S. and Canada) or (914) 495-8552 (international) using conference ID number 98682158. To access the webcast, please visit the Investors section of Ironwood’s website at www.ironwoodpharma.com at least 15 minutes prior to the start of the call to ensure adequate time for any software downloads that may be required. The call will be available for replay via telephone starting at approximately

11:30 a.m. Eastern Time, on November 3, running through 11:59 p.m. Eastern Time on November 10, 2016. To listen to the replay, dial (855) 859-2056 (U.S. and Canada) or (404) 537-3406 (international) using conference ID number 98682158. The archived webcast will be available on Ironwood’s website for 14 days beginning approximately one hour after the call has completed.

About Ironwood Pharmaceuticals

Ironwood Pharmaceuticals (NASDAQ: IRWD) is a commercial biotechnology company focused on creating medicines that make a difference for patients, building value for our fellow shareholders, and empowering our passionate team. We are advancing a pipeline of innovative medicines in areas of significant unmet need, including irritable bowel syndrome with constipation (IBS-C)/chronic idiopathic constipation (CIC), uncontrolled gout, refractory gastroesophageal reflux disease, and vascular and fibrotic diseases. We discovered, developed and are commercializing linaclotide, the U.S. branded prescription market leader in the IBS-C/CIC category, and we are applying our proven R&D and commercial capabilities to advance multiple internally-developed and externally-accessed product opportunities. Ironwood was founded in 1998 and is headquartered in Cambridge, Mass. For more information, please visit www.ironwoodpharma.com or www.twitter.com/ironwoodpharma; information that may be important to investors will be routinely posted in both these locations.

About LINZESS (linaclotide)

LINZESS® is the first and only guanylate cyclase-C (GC-C) agonist approved by the FDA and is indicated for the treatment of both irritable bowel syndrome with constipation (IBS-C) and chronic idiopathic constipation (CIC) in adults. LINZESS is a once-daily capsule that helps relieve the abdominal pain and constipation associated with IBS-C, as well as the constipation, infrequent stools, hard stools and incomplete evacuation associated with CIC. The recommended dose is 290 mcg for IBS-C patients and 145 mcg for CIC patients.  LINZESS should be taken at least 30 minutes before the first meal of the day.

LINZESS is thought to work in two ways based on nonclinical studies. LINZESS binds to the GC-C receptor locally, within the intestinal epithelium. Activation of GC-C results in increased intestinal fluid secretion and accelerated transit and a decrease in the activity of pain-sensing nerves in the intestine. The clinical relevance of the effect on pain fibers, which is based on nonclinical studies, has not been established.

In placebo-controlled Phase III clinical trials of more than 2,800 adults, LINZESS was shown to reduce abdominal pain in IBS-C patients and increase bowel movement frequency in both IBS-C patients and CIC patients. Improvement in abdominal pain and constipation occurred in the first week of treatment and was maintained throughout the 12-week treatment period. Maximum effect on abdominal pain was seen at weeks 6-9 and maximum effect on constipation occurred during the first week. When a subset of LINZESS-treated patients in the trials were switched to placebo, they reported their symptoms returned toward pretreatment levels within one week, while placebo-treated patients switched to LINZESS reported symptom improvements. LINZESS is contraindicated in pediatric patients under 6 years of age. The use of

LINZESS in pediatric patients 6 through 17 years of age should be avoided. In nonclinical studies, administration of a single, clinically relevant adult oral dose of linaclotide caused deaths due to dehydration in young juvenile mice. The safety and efficacy of LINZESS in pediatric patients under 18 years of age have not been established. In adults with IBS-C or CIC treated with LINZESS, the most commonly reported adverse event was diarrhea.

Ironwood and Allergan plc are co-promoting LINZESS in the United States. Linaclotide is marketed by Allergan for the treatment of adults with moderate to severe IBS-C in Europe under the brand name CONSTELLA®. Ironwood also has partnered with Astellas Pharma Inc. for development and commercialization of linaclotide in Japan and with AstraZeneca AB for development and commercialization in China.

About CONSTELLA (linaclotide)

Linaclotide is a guanylate cyclase-C receptor agonist (GCCA) with visceral analgesic and secretory activities. Linaclotide is a 14-amino acid synthetic peptide structurally related to the endogenous guanylin peptide family. Both linaclotide and its active metabolite bind to the guanylate cyclase-C receptor, on the luminal surface of the intestinal epithelium. Through its action at GC-C, linaclotide has been shown to reduce visceral pain and increase GI transit in animal models and increase colonic transit in humans. Activation of GC-C results in an increase in concentrations of cyclic guanosine monophosphate (cGMP), both extracellularly and intracellularly. Extracellular cGMP decreases pain-fiber activity, resulting in reduced visceral pain in animal models. Intracellular cGMP causes secretion of chloride and bicarbonate into the intestinal lumen, through activation of the cystic fibrosis transmembrane conductance regulator (CFTR), which results in increased intestinal fluid and accelerated transit.

Linaclotide was discovered by scientists at Ironwood and is marketed by Allergan plc for the treatment of adults with moderate to severe IBS-C in Europe under the brand name CONSTELLA.

About ZURAMPIC (lesinurad) 200mg tablets

ZURAMPIC® (lesinurad) works selectively to complement xanthine oxidase inhibitors (XOIs) in the treatment of hyperuricemia associated with uncontrolled gout. ZURAMPIC is not recommended for the treatment of asymptomatic hyperuricemia and should not be used as monotherapy. XOIs reduce the production of uric acid; ZURAMPIC increases the excretion of uric acid. Together, the combination of ZURAMPIC and an XOI provides a dual mechanism of action that both decreases production and increases excretion of uric acid, thereby lowering serum uric acid (sUA) levels in patients who have not achieved target serum uric acid levels with XOI treatment alone. ZURAMPIC selectively inhibits the function of transporter proteins uric acid transporter 1 (URAT1) and organic anion transporter 4 (OAT4), involved in uric acid reabsorption in the kidney. The safety and efficacy of ZURAMPIC was established in three Phase III clinical trials that evaluated a once-daily dose of ZURAMPIC in combination with the XOI allopurinol or febuxostat compared to XOI alone. The boxed warning for ZURAMPIC states that acute renal failure has occurred with ZURAMPIC and was more common when

ZURAMPIC was given alone and reinforces that ZURAMPIC should be used in combination with an XOI.

LINZESS Important Safety Information

WARNING: PEDIATRIC RISK

LINZESS is contraindicated in pediatric patients under 6 years of age. In nonclinical studies, administration of a single, clinically relevant adult oral dose of linaclotide caused deaths due to dehydration in young juvenile mice. Use of LINZESS should be avoided in pediatric patients 6 through 17 years of age. The safety and efficacy of LINZESS has not been established in pediatric patients under 18 years of age.

Contraindications

•                 LINZESS is contraindicated in pediatric patients under 6 years of age.

•                 LINZESS is contraindicated in patients with known or suspected mechanical gastrointestinal obstruction.

Warnings and Precautions

Pediatric Risk

•                 LINZESS is contraindicated in children under 6 years of age. The safety and effectiveness of LINZESS in pediatric patients under 18 years of age have not been established. In neonatal mice, increased fluid secretion as a consequence of GC-C agonism resulted in mortality within the first 24 hours due to dehydration. Due to increased intestinal expression of GC-C, children under 6 years of age may be more likely than older children and adults to develop significant diarrhea and its potentially serious consequences.

•                 Use of LINZESS should be avoided in pediatric patients 6 through 17 years of age. Although there were no deaths in older juvenile mice, given the deaths in young juvenile mice and the lack of clinical safety and efficacy data in pediatric patients, use of LINZESS should be avoided in pediatric patients 6 through 17 years of age.

Diarrhea

•                 Diarrhea was the most common adverse reaction of LINZESS-treated patients in the pooled IBS-C and CIC double-blind placebo-controlled trials. Severe diarrhea was reported in 2% of LINZESS-treated patients. The incidence of diarrhea was similar in the IBS-C and CIC populations.

•                 Patients should be instructed to stop LINZESS if severe diarrhea occurs and to contact their healthcare provider. The healthcare provider should consider dose suspension and rehydration.

Adverse Reactions

•                 In IBS-C clinical trials, the most common adverse reactions in LINZESS-treated patients (incidence >2% and greater than placebo) were diarrhea (20% vs 3% placebo), abdominal pain (7% vs 5%), flatulence (4% vs 2%), headache (4% vs 3%), viral gastroenteritis (3% vs 1%) and abdominal distension (2% vs 1%).

•      In CIC clinical trials, the most common adverse reactions in LINZESS-treated patients (incidence >2% and greater than placebo) were diarrhea (16% vs 5% placebo), abdominal pain (7% vs 6%), flatulence (6% vs 5%), upper respiratory tract infection (5% vs 4%), sinusitis (3% vs 2%) and abdominal distension (3% vs 2%).

Please see full Prescribing Information including Boxed Warning:
http://www.allergan.com/assets/pdf/linzess_pi

ZURAMPIC Important Safety Information and Limitations of Use

WARNING: RISK OF ACUTE RENAL FAILURE MORE COMMON WHEN USED
WITHOUT A XANTHINE OXIDASE INHIBITOR (XOI)

•                 Acute renal failure has occurred with ZURAMPIC and was more common when ZURAMPIC was given alone

•                 ZURAMPIC should be used in combination with an XOI

Contraindications:

•                 Severe renal impairment (eCLcr less than 30 mL/min), end-stage renal disease, kidney transplant recipients, or patients on dialysis

•                 Tumor lysis syndrome or Lesch-Nyhan syndrome

Warnings and Precautions:

•                 Renal events: Adverse reactions related to renal function have occurred after initiating ZURAMPIC. A higher incidence was observed at the 400-mg dose, with the highest incidence occurring with monotherapy use. Monitor renal function at initiation and during therapy with ZURAMPIC, particularly in patients with eCLcr below 60 mL/min or with serum creatinine elevations 1.5 to 2 times the pre-treatment value, and evaluate for signs and symptoms of acute uric acid nephropathy. Interrupt treatment with ZURAMPIC if serum creatinine is elevated to greater than 2 times the pre-treatment value or if there are symptoms that may indicate acute uric acid nephropathy. ZURAMPIC should not be restarted without another explanation for the serum creatinine abnormalities. ZURAMPIC should not be initiated in patients with an eCLcr less than 45 mL/min.

•                 Cardiovascular events: In clinical trials, major adverse cardiovascular events (defined as cardiovascular deaths, non-fatal myocardial infarctions, or non-fatal strokes) were observed with ZURMAPIC. A causal relationship has not been established.

Adverse Reactions:

•                 Most common adverse reactions with ZURAMPIC (in combination with an XOI and more frequently than on an XOI alone) were headache, influenza, blood creatinine increased, and gastroesophageal reflux disease

Indication and Limitations of Use for ZURAMPIC

ZURAMPIC is a URAT1 inhibitor indicated in combination with an XOI for the treatment of hyperuricemia associated with gout in patients who have not achieved target serum uric acid levels with an XOI alone.

•                 ZURAMPIC is not recommended for the treatment of asymptomatic hyperuricemia

•                 ZURAMPIC should not be used as monotherapy

Please see full Prescribing Information, including Boxed Warning, at:
http://www.azpicentral.com/zurampic/zurampic.pdf.

VIBERZI Important Safety Information

Contraindications

•    Known or suspected biliary duct obstruction, or sphincter of Oddi disease or dysfunction; a history of pancreatitis; structural diseases of the pancreas.

•    Alcoholism, alcohol abuse, alcohol addiction, or drink more than 3 alcoholic beverages per day.

•    Severe hepatic impairment.

•    A history of chronic or severe constipation or sequelae from constipation, or known or suspected mechanical gastrointestinal obstruction.

Warnings and Precautions

Sphincter of Oddi Spasm:

•    There is a potential for increased risk of sphincter of Oddi spasm, resulting in pancreatitis or hepatic enzyme elevation associated with acute abdominal pain (eg, biliary-type pain) with VIBERZI.  These events were reported in less than 1% of patients receiving VIBERZI in clinical trials.

•    Patients without a gallbladder are at increased risk. Consider alternative therapies before using VIBERZI in patients without a gallbladder and evaluate the benefits and risks of VIBERZI in these patients.

•    Inform patients without a gallbladder that they may be at increased risk for symptoms of sphincter of Oddi spasm, such as elevated liver transaminases associated with abdominal pain or pancreatitis, especially during the first few weeks of treatment. Instruct patients to stop VIBERZI and seek medical attention if they experience symptoms of sphincter of Oddi spasm.

Pancreatitis:

•    There is a potential for increased risk of pancreatitis not associated with sphincter of Oddi spasm; such events were reported in less than 1% of patients receiving VIBERZI in clinical trials, and the majority were associated with excessive alcohol intake. All pancreatic events resolved upon discontinuation of VIBERZI.

•    Instruct patients to avoid chronic or acute excessive alcohol use while taking VIBERZI. Monitor for new or worsening abdominal pain that may radiate to the back or shoulder, with or without nausea and vomiting, associated with elevations of pancreatic enzymes. Instruct patients to stop VIBERZI and seek medical attention if they experience symptoms suggestive of pancreatitis.

Adverse Reactions

•    The most commonly reported adverse reactions (incidence >5% and greater than placebo) were constipation, nausea, and abdominal pain.

Please see full Prescribing Information for VIBERZI:
http://www.allergan.com/assets/pdf/viberzi_pi

LINZESS® and CONSTELLA® are trademarks of Ironwood Pharmaceuticals, Inc. and ZURAMPIC® is a trademark of AstraZeneca AB. Any other trademarks referred to in this press release are the property of their respective owners. All rights reserved.

This press release contains forward-looking statements. Investors are cautioned not to place undue reliance on these forward-looking statements, including statements about the development, launch and commercial potential of linaclotide, lesinurad, our product candidates and the other products that we promote and the drivers, timing, impact and results thereof; market size, growth and opportunity, including peak sales and the potential demand for linaclotide, lesinurad and our product candidates, as well as their potential impact on applicable markets; the potential indications for, and benefits of, linaclotide, lesinurad and our product candidates; the anticipated timing of preclinical, clinical and regulatory developments and the design, timing and results of clinical and preclinical studies; the potential for, and timing of, regulatory submissions and approvals for linaclotide, lesinurad and our product candidates; milestone and royalty payments; expected periods of patent exclusivity; the strength of the intellectual property protection for linaclotide, lesinurad and our product candidates and our intentions and efforts to protect such intellectual property; ANDAs filed by generic drug manufacturers and potential FDA approval thereof, and associated patent infringement suits that we may file or other action that we may take against such companies, and the timing thereof; expectations regarding the issuance of our 8.375% notes due 2026 and the redemption of our 11% PhaRMA Notes, and the timing thereof; our potential for rapid, sustainable, high-margin growth and shareholder returns; and 2016 financial performance and results, and guidance and expectations related thereto, including expectations regarding the need for future financings, cash flows (including cash use for operations), profitability, operating expenses (including  R&D expenses, SG&A expenses and amortization of intangible assets), LINZESS marketing and sales expense, revenue growth, operating leverage, commercial margin, net sales and cash flow accretion. Each forward-looking statement is subject to risks and uncertainties that could cause actual results to differ materially from those expressed or implied in such statement. Applicable risks and uncertainties include the risk that we are unable to successfully integrate lesinurad into our existing business, commercialize lesinurad or realize the anticipated benefits of the lesinurad transaction; those related to the effectiveness of commercialization efforts by us and our partners; preclinical and clinical development, manufacturing and formulation development; our reliance on AstraZeneca to provide critical support services related to lesinurad; the risk that findings from our completed nonclinical and clinical studies may not be replicated in later studies; efficacy, safety and tolerability of linaclotide, lesinurad and our product candidates; decisions by regulatory authorities; the risk that we may never get sufficient patent protection for linaclotide and our product candidates or that we are not able to successfully protect such patents; developments in the intellectual property landscape; challenges from and rights of competitors or potential competitors; the risk that our planned investments do not have the anticipated effect on our company revenues, linaclotide, lesinurad or our product candidates; the risk that we are unable to manage our operating expenses or cash use for operations, or are unable to commercialize our products, within the guided ranges; and the risks listed under the heading “Risk Factors” and elsewhere in Ironwood’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2016, and in our subsequent SEC filings. These forward-looking statements (except as otherwise noted) speak only as of the date of this press release, and Ironwood undertakes no obligation to update these forward-looking statements. Further, Ironwood considers the net profit for the U.S. LINZESS brand collaboration with Allergan in assessing the product’s performance and calculates it based on inputs from both Ironwood and Allergan. This figure should not be considered a substitute for Ironwood’s GAAP financial results. An explanation of our calculation of this figure is provided in the U.S. LINZESS Brand Collaboration table and related footnotes accompanying this press release.

SOURCE: Ironwood Pharmaceuticals, Inc.

Media Relations	Investor Relations
Trista Morrison, 617-374-5095	Meredith Kaya, 617-374-5082
Director, Corporate Communications	Director, Investor Relations
tmorrison@ironwoodpharma.com	mkaya@ironwoodpharma.com

Condensed Consolidated Balance Sheets

(In thousands)

(unaudited)

	September 30, 2016	December 31, 2015

Assets
Cash, cash equivalents and available-for-sale securities	$319,873	$439,394
Accounts receivable, net	53,715	54,518
Prepaid expenses and other current assets	9,216	6,293
Total current assets	382,804	500,205
Property and equipment, net	18,842	21,075
Convertible note hedges	137,302	86,466
Intangible assets, net and goodwill	183,371	-
Other assets	9,659	11,375
Total assets	$731,978	$619,121
Liabilities and Stockholders’ Equity
Accounts payable, accrued expenses and other current liabilities	$56,849	$36,135
Current portion of capital lease obligations	3,525	2,631
Current portion of deferred rent	7,821	5,544
Current portion of deferred revenue	4,127	7,191
Current portion of long-term debt	8,405	24,964
Current portion of contingent consideration	14,578	-
Total current liabilities	95,305	76,465
Capital lease obligations	141	306
Deferred rent	2,490	6,395
Deferred revenue	-	1,798
Other liabilities	10,120	10,120
Contingent consideration	81,682	-
Note hedge warrants	120,121	75,328
Convertible notes	230,717	220,620
Long-term debt	131,944	132,964
Total stockholders’ equity	59,458	95,125
Total liabilities and stockholders’ equity	$731,978	$619,121

Condensed Consolidated Statements of Operations

(In thousands, except per share amounts)

(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2016	2015	2016	2015
Collaborative arrangements revenue	$66,106	$39,572	$186,498	$96,248
Cost and expenses:
Cost of revenue, excluding amortization of acquired intangible asset	—	—	—	12
Write-down of inventory to net realizable value and loss on non-cancellable purchase commitments	—	9,488	—	17,638
Research and development	37,526	25,830	101,050	81,119
Selling, general and administrative	44,987	30,439	118,073	93,740
Amortization of acquired intangible asset	3,213	—	4,278	—
Loss on fair value remeasurement of contingent consideration	8,667	—	8,667	—
Total cost and expenses	94,393	65,757	232,068	192,509
Loss from operations	(28,287)	(26,185)	(45,570)	(96,261)
Other (expense) income:
Interest expense, net	(9,458)	(9,865)	(28,676)	(20,823)
Gain (loss) on derivatives	4,541	(11,340)	6,043	(11,548)
Other expense, net	(4,917)	(21,205)	(22,633)	(32,371)

GAAP net loss	$(33,204)	$(47,390)	$(68,203)	$(128,632)

GAAP net loss per share—basic and diluted	$(0.23)	$(0.33)	$(0.47)	$(0.91)

	Three Months Ended September 30,		Nine Months Ended September 30,

	2016	2015	2016	2015
Non-GAAP net loss	$(25,865)	$(36,050)	$(61,301)	$(117,084)
Non-GAAP net loss per share (basic and diluted)	$(0.18)	$(0.25)	$(0.42)	$(0.83)

Weighted average number of common shares used in net loss per share — basic and diluted	145,180	142,473	144,474	141,954

Reconciliation of GAAP Results to Non-GAAP Financial Measures

(In thousands, except per share amounts)

(unaudited)

A reconciliation between net loss on a GAAP basis and on a non-GAAP basis is as follows:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2016	2015	2016	2015
GAAP net loss	$(33,204)	$(47,390)	$(68,203)	$(128,632)
Adjustments:
Mark-to-market adjustments on the derivatives related to convertible notes, net	(4,541)	11,340	(6,043)	11,548
Amortization of acquired intangible asset	3,213	—	4,278	—
Fair value remeasurement of contingent consideration	8,667	—	8,667	—
Non-GAAP net loss	$(25,865)	$(36,050)	$(61,301)	$(117,084)

A reconciliation between diluted net loss per share on a GAAP basis and on a non-GAAP basis is as follows:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2016	2015	2016	2015
GAAP net loss per share – basic and diluted	$(0.23)	$(0.33)	$(0.47)	$(0.91)
Adjustments to GAAP net loss per share (as detailed above)	0.05	0.08	0.05	0.08
Non-GAAP net loss per share – basic and diluted	$(0.18)	$(0.25)	$(0.42)	$(0.83)

U.S. LINZESS Brand Collaboration1

Revenue/Expense Calculation

(In thousands)

(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2016	2015	2016	2015
LINZESS U.S. net sales	$164,379	$117,492	$451,980	$325,043
Commercial costs and expenses[2]	64,136	65,282	197,841	201,273
Commercial profit on sales of LINZESS	$100,243	$52,210	$254,139	$123,770
Commercial Margin[3]	61%	44%	56%	38%

Ironwood’s share of net profit	$50,122	$26,105	$127,070	$61,885
Ironwood’s selling, general and administrative expenses[4]	7,491	8,645	25,523	24,647
Profit share adjustment[5]	2,370	—	2,370	(2,370)
Ironwood’s collaborative arrangement revenue	$59,983	$34,750	$154,963	$84,162

1  Ironwood collaborates with Allergan on the development and commercialization of linaclotide in North America. Under the terms of the collaboration agreement, Ironwood receives 50% of the net profits and bears 50% of the net losses from the commercial sale of LINZESS in the U.S. The purpose of this table is to present calculations of Ironwood’s share of net profit (loss) generated from the sales of LINZESS in the U.S. and Ironwood’s collaboration revenue/expense; however, the table does not present the research and development expenses related to LINZESS in the U.S. that are shared equally between the parties under the collaboration agreement. For the three months ended September 30, 2016, net profit for the U.S. LINZESS brand collaboration with Allergan was $81.5 million, calculated by subtracting $64.1 million in commercial costs and expenses and $18.7 million in research and development expenses, from LINZESS U.S. net sales of $164.3 million.

2  Includes cost of goods sold incurred by Allergan as well as selling, general and administrative expenses incurred by Allergan and Ironwood that are attributable to the cost-sharing arrangement between the parties.

3  Commercial margin is defined as commercial profit on sales of LINZESS as a percent of total LINZESS U.S. net sales.

4  Includes Ironwood’s selling, general and administrative expenses attributable to the cost-sharing arrangement with Allergan.

5 Ironwood or Allergan may incur additional expenses related to certain contractual obligations, resulting in an adjustment to the company’s share of the net profits as stipulated by the collaboration agreement.